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                                                                    EXHIBIT 23.1






              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of F.N.B. Corporation for the registration of 1,367,193 shares of its common stock and to the incorporation by reference therein of our report dated February 5, 1996, with respect to the consolidated financial statements of F.N.B. Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995 and our report dated February 28, 1997 with respect to the supplemental consolidated financial statements of F.N.B. Corporation included in its Current Report on Form 8-K dated March 5, 1997, filed with the Securities and Exchange Commission.


                                ERNST & YOUNG LLP


Pittsburgh, Pennsylvania
March 3, 1997